UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 27, 2018

OvaScience, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35890	45-1472564
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Fourth Avenue Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 500-2802

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02 Results of Operations and Financial Condition

On May 3, 2018, OvaScience, Inc. (“OvaScience” or the “Company”) announced its financial results for the quarter ended March 31, 2018. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 2.02 of this Current Report on Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 2.05. Costs Associated with Exit or Disposal Activities

On May 3, 2018, the board of directors of the Company approved a corporate restructuring plan furthering its on-going efforts to effectively align Company resources.  Additionally, OvaScience’s management team and board of directors have initiated a process to explore a range of strategic alternatives for enhancing shareholder value, including the potential sale or merger of the Company.  The board has established a Business Development Committee that will work with management to oversee this process. Ladenburg Thalmann & Co. Inc. has been engaged to act as OvaScience’s strategic financial advisor.  There can be no assurance that this process will result in any such transaction and the Company does not intend to disclose additional details unless and until it has entered into a specific transaction.

In connection with the restructuring plan, the Company plans to reduce its workforce by approximately 70%, with the majority of the reduction in personnel expected to be completed by June 30, 2018. As a result, the Company expects to realize annualized cost savings beginning in the fourth quarter of 2018. OvaScience estimates that it will incur one-time costs of approximately $0.5 million to $1.0 million in the form of termination benefits and retention arrangements related to the restructuring plan.

Additional details regarding the restructuring and its impact on the Company’s business are set forth in the press release attached hereto as Exhibit 99.1.

The Company believes that the aforementioned exit costs currently represent its best estimates of the anticipated charges to be incurred; although there may be additional charges recognized as additional actions are identified and finalized.  As particular actions are finalized and the Company is able to make good faith determinations of additional estimated costs and future cash expenditures associated with such actions, the Company intends to file amendments to the Current Report on Form 8-K, as required by Item 2.05 of Form 8-K, or report such costs or charges in its periodic reports, as appropriate.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 27, 2018, the Company received a notice (the “Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the bid price of the Company’s common stock for the prior 30 consecutive business days had closed below the minimum $1.00 per share required for continued listing on the Nasdaq Global Market under Nasdaq Listing Rule 5450(a)(1).

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has been provided a period of 180 calendar days, or until October 24, 2018, to regain compliance. In order to regain compliance with the minimum closing bid price rule, the closing bid price of the Company’s common stock must be at least $1.00 or higher for a minimum of ten consecutive business days during the 180-day compliance period. In the event the Company does not regain compliance by October 24, 2018, the Company may be eligible to seek an extension of the compliance period if it meets the continued listing requirement for market value of publicly held shares and all other listing standards, with the exception of the bid price requirement, and provides written notice to Nasdaq of its intent to cure the deficiency. If the Company fails to regain compliance prior to the expiration of the compliance period including any extension, Nasdaq will provide written notice to the Company that its securities are subject to delisting.

The Notice has no immediate impact on the listing of the Company’s common stock, which will continue to trade on the Nasdaq Global Market under the symbol “OVAS”. The Company intends to actively monitor the closing bid price for its common stock and will consider available options to resolve the deficiency and regain compliance with Nasdaq Listing Rule 5450(a)(1).

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 3, 2018, the Board also approved retention arrangements for the Company’s Chief Executive Officer, Senior Vice President — Finance, Chief Scientific Officer and other employees, substantially as described below.

CEO Retention Arrangements: Pursuant to Dr. Kroeger’s Employment Agreement with the Company, dated June 21, 2017, Dr. Kroeger is entitled to a payment of 12 months’ base salary in the event of a termination of his employment without cause or for good reason (as defined in the Employment Agreement) within one year following a Change in Control Event (as defined in the Employment Agreement). Pursuant to the retention arrangements, under those circumstances Dr. Kroeger will also be entitled to his full bonus opportunity for the year (60% of his then-current base salary).

In addition, Dr. Kroeger will be entitled to receive a cash bonus equal to 1% of the OvaScience Deal Value (defined below) implied in a Change in Control Event, which will fully vest six months after the closing of such transaction, would be immediately payable in the event of a termination of his employment without cause or for good reason within one year following a Change in Control Event, and shall be forfeited if no strategic transaction is entered into within eighteen months of the date hereof.

On May 10, 2018, Dr. Kroeger will also receive a new grant of options to purchase 715,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the grant date, which shall vest in full upon the closing of a Change in Control Event, and shall be forfeited by Dr. Kroeger if no strategic transaction is entered into within eighteen months. Dr. Kroeger will have the right to exercise this option for a three-year period after any termination of his employment (other than a termination for cause) following a Change in Control Event. The “OvaScience Deal Value” shall be the product of the number of shares of the Company outstanding immediately prior to the closing of a Change in Control Event multiplied by the closing price of the Company’s common stock on the date of the closing of the Change in Control Event.

As previously reported, when he joined the Company, Dr. Kroeger received a grant of 1,783,108 options to purchase common stock of the Company at an exercise price of $1.46 per share (the “Kroeger New Hire Options”), which are currently under water relative to the closing price of the common stock on May 2, 2018 of $0.9139.  Under their original terms, each of the Kroeger New Hire Options can be exercised for 90 days after termination of employment.  The retention arrangements approved for Dr. Kroeger provide that 1,069,864 of the Kroeger New Hire Options may be exercised for three years after his termination (other than for cause).  The remaining 713,242 Kroeger New Hire Options shall retain a 90 day post-termination exercise period.

Retention Arrangements for Other Officers and for Employees: Pursuant to the employment agreements between the Company and Jonathan Gillis, Senior Vice President — Finance and Dr. James Lillie, Chief Scientific Officer, respectively, Mr. Gillis and Dr. Lillie are each entitled to a payment of six months’ base salary in the event of a termination of employment without cause or for good reason. Pursuant to the retention arrangements, Mr. Gillis and Dr. Lillie will each also be entitled to a payment of his full bonus opportunity for the year (35% and 40% of his then-current base salary, respectively) in the event of a termination of his employment without cause or for good reason following a Change in Control Event. Two other non-executive employees of the Company will also receive the same provision with respect to their bonus payment in the event of a termination of employment without cause or for good reason following a Change in Control Event.

In addition, Mr. Gillis, Dr. Lillie and two non-executive employees will be entitled to receive cash bonuses in an amount equal to an aggregate of 1.25% of the OvaScience Deal Value implied by a Change in Control Event, which will fully vest six months after the closing of such transaction for Mr. Gillis and Dr. Lillie, will fully vest immediately upon the closing of such transaction for the non-executive employees, and shall be forfeited if no strategic transaction is entered into within eighteen months of the date hereof. The cash bonuses would be paid in full in the event of a termination of Mr. Gillis’ or Dr. Lillie’s employment without cause or for good reason following a Change in Control Event.

On May 10, 2018, Mr. Gillis and Dr. Lillie will also receive new grants of 75,000 and 125,000 options, respectively, to purchase shares of the Company’s common stock, with an exercise price equal to the closing price of the Company’s common stock on the grant date, which shall vest in full upon the closing of a strategic transaction, and shall be forfeited if no strategic transaction is entered into within eighteen months. Mr. Gillis and Dr. Lillie will have the right to exercise these options for a one-year period after any termination of their respective employment (other than for cause). Three other non-executive employees and a consultant will receive option grants (in an aggregate amount of 260,000 options) in connection with the retention arrangements which shall vest in full upon the closing of a strategic transaction and shall be forfeited if no strategic transaction is entered into within eighteen months. In addition, pursuant to the retention arrangements, all outstanding option grants held by Mr. Gillis (206,145 options), Dr. Lillie (357,057 options) and four other non-executive employees and one consultant (in an aggregate amount of 789,632 options) will be exercisable for a one-year period (increased from a 90 day period in the original grants) after any termination of such employee’s employment (other than for cause) following a Change in Control Event.

The Company will enter into definitive agreements reflecting these terms with each affected employee and executive.

Item 8.01. Other Events

On May 3, 2018, the Company issued a press release announcing a business update, including the corporate restructuring and plan to explore strategic alternatives described above. A copy of the press release is attached hereto as Exhibit 99.1.

Forward-Looking Statements

This report includes forward-looking statements about our fertility treatments and our corporate restructuring. Actual events may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: the science underlying our treatment and treatments in development (including the OvaTure, OvaPrime and AUGMENT treatments), which is unproven; our ability to consummate any strategic alternatives; our ability to obtain regulatory approval where necessary for our potential treatments; our ability to develop our potential treatments, including the OvaPrime and OvaTure treatments, on the timelines we expect, if at all; as well as those risks more fully discussed in the “Risk Factors” section of our most recently filed Quarterly Report on Form 10-Q and/or Annual Report on Form 10-K. The forward-looking statements contained in this report reflect our current views with respect to future events. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our view as of any date subsequent to the date hereof.

Item 9.01. Financial Statements and Exhibits

(d)                                 Exhibits

99.1	Press Release dated May 3, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVASCIENCE, INC.

Date: May 3, 2018	/s/ Christopher Kroeger
Christopher Kroeger
Chief Executive Officer